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                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549


                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO. 1)



                                    GalaGen Inc.
   -----------------------------------------------------------------------------
                                  (Name of Issuer)

                         Common Stock, par value $.01 per share
   -----------------------------------------------------------------------------
                           (Title of Class of Securities)

                                    362913 10 5
   -----------------------------------------------------------------------------
                                   (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                           -----------------------------
CUSIP NO.  362913 10 5               13G             PAGE   2   OF   5   PAGES
------------------------                           -----------------------------

--------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Land O'Lakes, Inc.

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a)  / /
      Not Applicable
                                                                  (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Minnesota
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
      NUMBER OF             1,215,869
                       ---------------------------------------------------------
        SHARES          6   SHARED VOTING POWER
     BENEFICIALLY           0
       OWNED BY
                       ---------------------------------------------------------
         EACH           7   SOLE DISPOSITIVE POWER
      REPORTING             1,215,869
        PERSON
                       ---------------------------------------------------------
         WITH           8   SHARED DISPOSITIVE POWER
                            0

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,215,869
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not Applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.7%**
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO***
--------------------------------------------------------------------------------
** Calculated based on 7,234,974 shares outstanding as of December 31, 1997, and Land O'Lakes, Inc.'s right to acquire beneficial ownership of 57,265 shares within 60 days.
***  Cooperative corporation.

Item 1.

        (a)    Name of Issuer

               GalaGen Inc.

        (b)    Address of Issuer's Principal Executive Offices

               4001 Lexington Avenue North
               Arden Hills, Minnesota 55126

Item 2.

        (a)    Name of Person Filing

               Land O'Lakes, Inc.

        (b)    Address of Principal Business Office or, if None, Residence

               4001 Lexington Avenue North
               Arden Hills, Minnesota 55126

        (c)    Citizenship

               Not Applicable.

        (d)    Title of Class of Securities

               Common Stock, $.01 par value

        (e)    CUSIP Number

               362913 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

        (a)    / /  Broker or Dealer registered under section 15 of the Act

        (b)    / /  Bank as defined in section 3(a)(6) of the Act

        (c)    / /  Insurance Company as defined in section 3(a)(19) of the Act

        (d)    / /  Investment Company registered under section 8 of the
                    Investment Company Act

        (e)    / /  Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

        (f)    / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

        (g)    / /  Parent Holding Company, in accordance with Section
                    240.13d-1(b)(ii)(G) (Note:  See Item 7)

        (h)    / /  Group, in accordance with Section  240.13d-1(b)(1)(ii)(H)

               Not Applicable

Item 4.   Ownership

          (a)  Amount Beneficially Owned

               1,215,869

          (b)  Percent of Class

               16.7%**

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote

                    1,215,869

               (ii) shared power to vote or to direct the vote

                    0

               (iii)sole power to dispose or to direct the disposition of

                    1,215,869

               (iv) shared power to dispose or to direct the disposition of

                    0

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable



** Calculated based on 7,234,974 shares outstanding as of December 31, 1997, and Land O'Lakes, Inc.'s right to acquire beneficial ownership of 57,265 shares within 60 days.

Item 10.  Certification

          Not Applicable


                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 10, 1998
                                        ----------------------------------------
                                                          Date
                                                 /s/ Ronald O. Ostby
                                        ----------------------------------------
                                                       Signature
                                         Ronald O. Ostby, Group Vice President
                                         and Chief Financial Officer of Land
                                                      O'Lakes, Inc.
                                        ----------------------------------------
                                                          Name